Exhibit 99.1

Contact:	Press:	Or	Investor Relations:
	Tatyana Yemets		Viewpoint Corporation
	Viewpoint Corporation		212-201-0800
	212-201-0821		ir@viewpoint.com
tyemets@viewpoint.com

VIEWPOINT RECEIVES COMPLIANCE LETTER FROM NASDAQ STATING THE
COMPANY MEETS ALL CONTINUED LISTING REQUIREMENTS

New York, NY – June 7, 2007– Viewpoint Corporation (NASDAQ: VWPT), a leading Internet marketing technology company, today announced that the Company received notification from The Nasdaq Stock Market that it has regained compliance with NASDAQ’s continued listing requirements under Marketplace Rule 4310(c)(4). The Company’s common stock has been at $1.00 or greater for at least 10 consecutive business days and, accordingly, NASDAQ advised the Company that this matter is now closed.

“We see tremendous opportunity ahead for the Company as we continue to execute on our business plan,” said Patrick Vogt, Chief Executive Officer of Viewpoint. “The strategic initiatives we have put in place are really gaining traction, and we expect this progress to translate into significant improvements in revenue and bottom-line performance for the year.”

About Viewpoint
Viewpoint is a leading Internet marketing technology company, offering Internet marketing and online advertising solutions through the powerful combination of its proprietary visualization technology and a full range of campaign management services including TheStudio, Viewpoint’s creative services group, Unicast, Viewpoint’s online advertising group, and KeySearch, Viewpoint’s search engine marketing consulting practice. Viewpoint’s technology and services are behind the online presence of some of the world’s most esteemed brands, including AOL, GE, Sony, and Toyota. More information on Viewpoint can be found at www.viewpoint.com.

The company has approximately 100 employees principally at its headquarters in New York, Los Angeles, and Austin, TX.

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